Filed Pursuant to Rule 433

Registration No. 333-187919

Issuer Free Writing Prospectus dated July 9, 2013

Relating to Preliminary Prospectus Supplement dated July 9, 2013

ORACLE CORPORATION

FINAL PRICING TERM SHEET

Floating Rate Notes due 2019 (“2019 Floating Rate Notes”)

Issuer:	Oracle Corporation

Principal Amount:	$500,000,000

Maturity:	January 15, 2019

Coupon:	3-month LIBOR + 58 bps

Price to Public:	100.000%

Interest Payment Dates:	January 15, April 15, July 15 and October 15, commencing October 15, 2013

Day Count Convention:	The actual number of days in an interest period and a 360-day year

Redemption:	Oracle Corporation may not redeem the 2019 Floating Rate Notes prior to maturity

Trade Date:	July 9, 2013

Settlement Date:	July 16, 2013 (T+5)

Denominations	$2,000 and multiples of $1,000 thereafter

Ratings: *	A1/A+/A+, Moody’s/S&P/Fitch

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Credit Suisse Securities (USA) LLC HSBC Securities (USA) Inc.

Senior Co-Managers	Citigroup Global Markets Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC

Co-Managers	Mizuho Securities USA Inc. Morgan Stanley & Co. LLC RBC Capital Markets, LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

2.375% Notes due 2019 (“2019 Fixed Rate Notes”)

Issuer:	Oracle Corporation

Principal Amount:	$1,500,000,000

Maturity:	January 15, 2019

Coupon:	2.375%

Price to Public:	99.652%

Interest Payment Dates:	January 15 and July 15, commencing January 15, 2014

Day Count Convention:	30/360

Benchmark Treasury:	1.375% due June 30, 2018

Benchmark Treasury Yield:	1.493%

Spread to Benchmark Treasury	+ 95 basis points

Yield:	2.443%

Make-Whole Call:	The 2019 Fixed Rate Notes will be redeemable, in whole or in part at any time, at Oracle Corporation’s option, at a “make-whole premium” redemption price calculated by Oracle Corporation equal to the greater of (i) 100% of the principal amount of the 2019 Fixed Rate Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued as of the date of redemption) discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined in the 2019 Fixed Rate Notes) plus 15 basis points, plus accrued interest thereon to the date of redemption.

Trade Date:	July 9, 2013

Settlement Date:	July 16, 2013 (T+5)

Denominations	$2,000 and multiples of $1,000 thereafter

Ratings: *	A1/A+/A+, Moody’s/S&P/Fitch

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Credit Suisse Securities (USA) LLC HSBC Securities (USA) Inc.

Senior Co-Managers	Citigroup Global Markets Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC

Co-Managers	Mizuho Securities USA Inc. Morgan Stanley & Co. LLC RBC Capital Markets, LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

3.625% Notes due 2023 (“2023 Fixed Rate Notes”)

Issuer:	Oracle Corporation

Principal Amount:	$1,000,000,000

Maturity:	July 15, 2023

Coupon:	3.625%

Price to Public:	99.098%

Interest Payment Dates:	January 15 and July 15, commencing January 15, 2014

Day Count Convention:	30/360

Benchmark Treasury:	1.750% due May 15, 2023

Benchmark Treasury Yield:	2.634%

Spread to Benchmark Treasury	+ 110 basis points

Yield:	3.734%

Make-Whole Call:	The 2023 Fixed Rate Notes will be redeemable, in whole or in part at any time, at Oracle Corporation’s option, at a “make-whole premium” redemption price calculated by Oracle Corporation equal to the greater of (i) 100% of the principal amount of the 2023 Fixed Rate Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued as of the date of redemption) discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined in the 2023 Fixed Rate Notes) plus 20 basis points, plus accrued interest thereon to the date of redemption.

Trade Date:	July 9, 2013

Settlement Date:	July 16, 2013 (T+5)

Denominations	$2,000 and multiples of $1,000 thereafter

Ratings: *	A1/A+/A+, Moody’s/S&P/Fitch

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Credit Suisse Securities (USA) LLC HSBC Securities (USA) Inc.

Senior Co-Managers	Citigroup Global Markets Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC

Co-Managers	Mizuho Securities USA Inc. Morgan Stanley & Co. LLC RBC Capital Markets, LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037, HSBC Securities (USA) Inc. toll free at 1-866-811-8049, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322, or by e-mailing Oracle Corporation’s Investor Relations at investor_us@oracle.com.

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